UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2007 (January 25, 2007)

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01            Acquisition or Disposition of Assets

On January 25, 2007, a joint venture (the “40 Boulevard Joint Venture”) between a wholly-owned subsidiary of Dividend Capital Total Realty Trust Inc. (the “Company”) and an affiliate of Alliance Commercial Partners, LLC (“Alliance”), acquired a fee interest in 40 Boulevard Office Center (“40 Boulevard”), an office property located in Northbrook, Illinois. The total acquisition cost of 40 Boulevard was approximately $10.3 million (consisting of an approximate $10.1 million purchase price plus additional due diligence and other closing costs) and was paid for through a combination of (i) an equity contribution from the Company to the 40 Boulevard Joint Venture using proceeds from the Company’s public equity offering and available cash, (ii) an equity contribution from Alliance to the 40 Boulevard Joint Venture and (iii) debt financing obtained by the 40 Boulevard Joint Venture. 40 Boulevard consists of approximately 106,000 net rentable square feet and is currently 53.2% leased.

The debt financing described above consists of an interest-only, secured loan agreement (the “Loan Agreement”) entered into by the 40 Boulevard Joint Venture with Bank of America on January 25, 2007. The base term of the Loan Agreement is three years although the Loan Agreement allows for one 12 month extension option subject to certain conditions being satisfied. Pursuant to the Loan Agreement, the 40 Boulevard Joint Venture received loan proceeds of $6.1 million in the form of a promissory note at a floating interest rate of the London Interbank Offered Rate plus 1.40% secured by a mortgage on 40 Boulevard.  The 40 Boulevard Joint Venture may receive additional loan proceeds of $3.6 million under the terms of the promissory note for anticipated future costs associated with tenant improvements, leasing commissions, and capital expenditures for the property. The promissory note is non-recourse to both the 40 Boulevard Joint Venture and the Company.

Pursuant to an advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), upon closing the Company paid to the Advisor an acquisition fee in the amount of approximately $162,000 (equal to 2% of the Company’s pro rata portion of the approximate $10.1 million purchase price). Such amount is not included in the approximate $10.3 million total acquisition cost of 40 Boulevard. The Advisor will also receive an asset management fee consisting of: (i) a monthly fee equal to one twelfth of 0.5% of Company’s pro rata portion of the aggregate cost (before non cash reserves and depreciation) of 40 Boulevard and (ii) a monthly fee equal to 6.0% of the Company’s pro rata portion of the aggregate monthly net operating income derived from 40 Boulevard.

The 40 Boulevard Joint Venture was formed for the purpose of acquiring 40 Boulevard, although the Company and Alliance may pursue similar arrangements in the future. Pursuant to the 40 Boulevard Joint Venture, the Company and Alliance were required to make initial equity capital contributions equal to 80.0% and 20.0%, respectively, of the total acquisition cost of 40 Boulevard. Additional capital contributions require the unanimous written approval of both parties as to the amount and timing thereof. In addition, Alliance is eligible for potential profit participation upon the ultimate sale of 40 Boulevard. The 40 Boulevard Joint Venture has entered into a property management agreement with AVF Management LLC (“AVF Management”), a Colorado limited liability company, and an affiliate of Alliance, to manage 40 Boulevard on a day-to-day basis, for which AVF Management will receive customary market-based property management fees.

40 Boulevard was acquired by the 40 Boulevard Joint Venture  pursuant to a purchase agreement entered into by and between Alliance and Boulevard 40 Office LLC, the seller. The total cost of this acquisition may increase by additional costs which have not yet been finally determined. Any additional costs are not expected to be material.

Property	Year Built	Total Appoximate Acquisition Cost (1), (2)	Net Rentable Area (Square Feet)	Occupancy	Major Tenant (3)
40 Boulevard	1984	$10,323,000	105,924	53.2%	Shell Vacations

(1)             The Total Approximate Acquisition Cost was funded as follows: (i) an equity contribution from the Company to the 40 Boulevard Joint Venture using proceeds from the Company’s public equity offering and available cash, (ii) an equity contribution from Alliance to the 40 Boulevard Joint Venture and (iii) debt financing obtained by the 40 Boulevard Joint Venture.

(2)             Total Approximate Acquisition Cost includes a purchase price of $10.1 million, plus additional transfer taxes, due diligence and closing costs. This amount does not include an estimated acquisition fee to be paid by the Company (pursuant to the terms of an advisory agreement described in the Company’s prospectus) to the advisor in the amount of approximately $162,000.

(3)             Major tenants are tenants that occupy 10% or more of the net rentable square footage of the property.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 2.01 is hereby incorporated by reference in this Item 2.03.

Item 9.01    Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to items 201 and 203 on an amendment to the Current Report on Form 8-K within 75 days from the date of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: January 30, 2007	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer